FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
May 19, 2006

Gehl Company
143 Water Street
West Bend, WI 53095

Ladies and Gentlemen:

        We have acted as counsel for Gehl Company, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 325,000 additional shares of the Company’s common stock, $.10 par value (the “Common Stock”), and related Rights to Purchase Preferred Shares (the “Rights”), which may be issued pursuant to the Gehl Company 2004 Equity Incentive Plan, as amended (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of May 28, 1997, by and between the Company and American Stock Transfer and Trust Company, as successor agent (the “Rights Agreement”).

        In connection with our representation, we have examined: (a) the Plan; (b) the Registration Statement and the accompanying exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation and the By-laws of the Company, as amended to date; (d) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock and Rights thereunder; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based on the foregoing, we are of the opinion that:

        1.     The shares of Common Stock covered by the Registration Statement, when issued by the Company in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable, except with respect to wage claims of, or other debts owing to, employees of the Company for services performed, but not exceeding six months’ service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C.

Gehl Company
May 19, 2006

        2.     The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP